CAPSTEAD

2Q 2014 | INVESTOR FACT SHEET

ABOUT US

Capstead is based in Dallas, Texas and is listed on the New York Stock Exchange (symbol CMO). Having been formed in 1985, we hold the distinction of being the oldest of the publicly-traded mortgage REITs.

We invest in a leveraged portfolio of relatively short-duration adjustable-rate mortgage ("ARM") residential mortgage pass-through securities issued and guaranteed by government-sponsored enterprises, either Fannie Mae or Freddie Mac (together, the "GSEs") or by an agency of the federal government, Ginnie Mae. Duration is a common measure of market price sensitivity to interest rate movements and a shorter duration generally indicates less interest rate risk. Our investment strategy differentiates us from our peers because short-duration ARM securities reset to more current interest rates within a relatively short period of time allowing for:

- The recovery of financing spreads that typically contract during periods of rising interest rates, and
- Smaller fluctuations in portfolio values, and therefore book value, caused by changes in interest rates compared with portfolios that contain a significant amount of longer-duration ARM and fixed-rate mortgage securities.

Quality Assets

Agency-guaranteed residential mortgage securities are considered to have little, if any, credit risk, particularly given federal government support for Fannie Mae and Freddie Mac. These mortgage investments are highly liquid and can be financed with multiple funding providers through standard repurchase arrangements.

Conservatively Financed

We prudently leverage our portfolio to provide financial flexibility needed to successfully manage through periods of changing market conditions, and we have long-standing relationships with numerous lending counterparties. Our use of interest rate swap agreements helps further mitigate the effects of rising short-term interest rates.

Experienced Management in a Stockholder Friendly Structure

Our management team has over 90 years of combined mortgage finance industry experience. We are internally managed with low operating costs and a focus on performance-based compensation for our executive officers. This structure greatly enhances the alignment of management interests with those of our stockholders.

Long-term Investment Capital
(In millions)



Long-term Unsecured Borrowings
Preferred Stock Recorded Amount
Common Stock
$1,127
$1,393
$1,597
$1,466
$1,501
$100
$180
$1,221
10
11
12
13
14*

*As of June 30, 2014

Portfolio Leverage*



$12.79 billion
$1.50 billion
8.52:1
Portfolio Leverage
Repurchase Arrangements and Similar Borrowings divided by Long-Term Investment Capital

Total Assets
(In millions)



$8,999
$12,845
$14,469
$14,016
$14,369
10
11
12
13
14*

Capstead Mortgage Corporation
8401 North Central Expressway • Suite 800
Dallas, Texas 75225-4404
www.capstead.com

CMO LISTED NYSE

2Q 2014 | INVESTOR FACT SHEET

SECOND QUARTER HIGHLIGHTS

- Generated earnings of $36.6 million or $0.35 per diluted common share
- Paid common dividend of $0.34 per common share
- Financing spreads on residential mortgage investments decreased eight basis points to 1.22% with mortgage prepayments increasing 2.06% CPR to 17.22% CPR
- Book value increased $0.10 to $12.69 per common share
- Agency-guaranteed ARM portfolio and leverage ended the quarter at $13.71 billion and 8.52 times long-term investment capital, respectively

QUARTERLY RESULTS

(In thousands, except per share data)	June 30, 2014	March 31, 2014	Dec. 31, 2013	Sept. 30, 2013	June 30, 2013
Interest income	$ 57,169	$ 59,506	$ 58,509	$ 46,691	$ 51,679
Interest expense [a]	(17,664)	(17,529)	(17,513)	(17,881)	(18,871)
Net interest margin	39,505	41,977	40,996	28,810	32,808
Salaries and benefits	(985)	(1,132)	(1,058)	(1,017)	(886)
Annual incentive compensation	(397)	(540)	(1,353)	(1,333)	(326)
Long-term incentive compensation	(624)	(626)	(469)	(469)	(469)
Other general and administrative expense	(967)	(1,203)	(1,094)	(1,203)	(1,098)
Miscellaneous other revenue (expense)	32	(85)	(49)	(86)	(135)
	(2,941)	(3,586)	(4,023)	(4,108)	(2,914)
Net income	36,564	38,391	36,973	24,702	29,894
Net income per diluted common share [b]	0.35	0.37	0.35	0.23	0.04
Dividends per common share	0.34	0.34	0.31	0.31	0.31
Common shares outstanding (EOQ)	95,767	95,767	95,807	95,761	95,761

Analysts

Firm	Rating [c]
Compass Point Research	Neutral
Deutsche Bank	Hold
JMP Securities LLC	Market perform
KBW	Market perform
Maxim Group	Hold
RBC Capital Markets	Sector perform
Wells Fargo	Outperform
Wunderlich	Hold

Ownership

Institution	% of Shares Outstanding [d]
BlackRock Fund Advisors	9.29%
Vanguard Group Inc.	6.02%
WEDGE Capital Management LLP	4.23%
American Century Investment Management Inc.	4.00%
JP Morgan Asset Management	3.83%
Thornburg Investment Management Inc.	3.66%
Northern Trust Global Investments Ltd.	2.49%
SSgA Funds Management Inc.	2.38%
Wells Capital Management Inc.	2.21%
Jennison Associates LLC	1.73%

Common Stock Information

NYSE Ticker: CMO	
Price as of 8/6/14:	$12.90
52-wk High/Low:	$13.43 / $11.22
2Q Dividend:	$0.34
Dividend Yield:	10.5%
(based on annualized 2Q dividend)	
2Q Avg Daily Vol:	922,590 shares

Series E Preferred Stock Information

NYSE Ticker: CMOPRE	
Prices as of 8/6/14:	$23.90
Redemption Preference:	$25.00
Liquidation Preference:	$25.00
Annualized Dividend:	$1.875
Dividend Yield:	7.8%

Continuous Offering and Stock Repurchase Programs

When conditions warrant, we make use of at-the-market, continuous offering programs to raise additional common and preferred equity capital. The common program was suspended with the October 2012 announcement of a $100 million common stock repurchase program.

Average Financing Spreads on Residential Mortgage Investments
(in basis points)



193
168
138
107
126
FY 10
FY 11
FY 12
FY 13
FY 14*

*Through June 30, 2014

(a) Includes interest charges on unsecured borrowings and earnings of related statutory trusts. These affiliates were dissolved in December 2013 to simplify our capital structure.

(b) Second quarter 2013 net income per diluted common share includes certain one-time effects of second quarter 2013 preferred capital redemption and issuance transactions totaling $0.23 per common share.

(c) As of August 6, 2014.

(d) Based on available filings as of August 6, 2014 and shares outstanding as of June 30, 2014.

Capstead Mortgage Corporation
8401 North Central Expressway • Suite 800 • Dallas, Texas 75225-4404
800.358.2323 • invrel@capstead.com • www.capstead.com